UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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DIGIRAD CORPORATION

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FOR IMMEDIATE RELEASE

DIGIRAD URGES STOCKHOLDERS TO VOTE THE WHITE PROXY CARD TO

SUPPORT DIGIRAD’S DIRECTOR NOMINEES

ISS and Glass Lewis Recommend Stockholders Vote For ALL Digirad Director Nominees

POWAY, CA – April 26, 2013 – Digirad Corporation (NASDAQ: DRAD) today issued the following statement to its stockholders:

PROTECT YOUR INVESTMENT!

VOTE THE WHITE PROXY CARD TODAY

The 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”) of Digirad Corporation (“Digirad” or the “Company”), to be held this Friday, May 3, 2013 at 9:00 a.m. Pacific Daylight Time, is just days away. We urge all of our stockholders to protect the value of your investment and vote FOR Digirad’s five highly-qualified, experienced and independent director nominees - Jeffrey E. Eberwein, John M. Climaco, Charles M. Gillman, James B. Hawkins, and John W. Sayward - and FOR all other Digirad proposals, on the WHITE proxy card. Because time is short, we encourage all stockholders to use the WHITE proxy card to vote for the Digirad Board by telephone or internet today. The Digirad Board urges stockholders to discard any blue proxy card you may receive from Red Oak Partners, L.P. (together with its affiliates, “Red Oak”).

CHANGE IS ALREADY UNDERWAY AT DIGIRAD:

SUPPORT THE DIGIRAD BOARD AND ITS STRATEGIC PLAN TO GENERATE

LONG-TERM REVENUE GROWTH

The Digirad Board and management team are implementing a strategic plan focused on sustained growth and profitability for the benefit of ALL stockholders.

•	We are restructuring our Diagnostic Imaging business to significantly reduce costs annually by $3 million to $4 million;

•	We are refocusing our efforts on maximizing cash flow from Digirad’s Imaging Solutions (DIS) service business;

•	We are focused on undertaking disciplined acquisitions that align to our DIS service business, subject to stockholder approval if they are over $5 million in purchase price;

•	We have right-sized Digirad with the elimination of four top executive positions and undertaken a reduction in work force;

•	We have begun the process of moving our corporate headquarters to Atlanta, GA, where our DIS service business has always been located; and

•	We are committed to returning $12 million to stockholders through a well-timed share buyback program.

NATION’S LEADING INDEPENDENT PROXY ADVISORY FIRMS AGREE:

DIGIRAD STOCKHOLDERS SHOULD PROTECT THEIR INVESTMENT BY

VOTING THE WHITE PROXY CARD.

ISS and Glass Lewis Reject Red Oak Nominees

While Red Oak has attempted to mislead you about the Board’s qualifications and experience, ISS and Glass Lewis have no doubts. As announced last week, Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), two leading independent proxy advisory firms, each independently reviewed the candidates for election at the 2013 Annual Meeting and recommended that stockholders vote for all five of Digirad’s nominees on the WHITE proxy card at the 2013 Annual Meeting.

In its recommendation to support Digirad’s slate of nominees, ISS states,

“…the criticism of the relevant experience and skill sets of the new board and new management team for the company’s historical poor performance appears premature and unfounded.”

“…it is both clear that the board has been responsive to shareholders, and unclear what else the board and new management team can do.”

“…the dissident has not made a compelling case that change at the board level is warranted.”

Glass Lewis also states:

“…we believe that giving board control to the Dissident Nominees at this time may result in costly delays in terms of implementing the Company’s restructuring plan.”

“…we do not believe that there is sufficient cause to replace any of the incumbent directors.”

We are very pleased that ISS and Glass Lewis recognize that we have the right members in place to drive the continued execution of our strategic plan. We note that Red Oak’s recent attack of ISS’ analysis fails to mention that Glass Lewis, another leading independent proxy advisory firm, came to the same conclusion as ISS in rejecting Red Oak’s nominees.

OUR DIRECTORS HAVE THE RIGHT EXPERIENCE AND QUALIFICATIONS TO

DRIVE LONG TERM GROWTH

•	Digirad’s Board nominees are ALL independent, four of which were appointed in the past 12 months.

•

All four new independent director nominees were recommended by significant Digirad stockholders, three of whom were recommended by long-term stockholders with ownerships greater than Red Oak’s ownership.

•	John Climaco, James Hawkins and John Sayward have substantial direct executive and operational experience at healthcare services companies.

•	John Climaco has over 10 years of diagnostics experience, including extensive experience in the commercialization of new products in the diagnostic industry.

•

James Hawkins has over 20 years of experience running medical device companies, having sold Invivo Corporation, a developer and manufacturer of multi-parameter vital sign monitoring equipment, for 7x its IPO price and growing the market cap of Natus Medical, a provider of healthcare products, by approximately 700% in value.

•	John Sayward has over 15 years of experience serving as the chief financial officer of medical device and pharmaceutical companies and he heads our Audit Committee.

•	Jeff Eberwein and Chuck Gillman have significant M&A, NOL utilization, and strategic review experience and an abundance of contacts in the investor community that can be leveraged.

•	Jeff Eberwein and Chuck Gillman continue to buy our stock, with each currently owning 479,985 shares, or approximately 5% of our outstanding stock, in the aggregate.

RED OAK’S HAND-PICKED NOMINEES DO NOT BRING ANY ADDITIVE EXPERIENCE TO THE BOARD AND ADD SIGNIFICANT RISK TO DIGIRAD’S STOCKHOLDERS

•	None of the Red Oak nominees have any meaningful healthcare experience.

•	Three of five Red Oak nominees have no experience serving on a public company Board.

•	With the exception of David Sandberg, none of the Red Oak nominees own any significant amount of shares of the Company’s common stock.

•	We would like to correct our previous references to J. Randall Waterfield as being the co-founder of a California bank that was shut down by the FDIC. Mr. Waterfield is actually the co-founder, co-chairman and co-chief executive officer of Affinity Financial Corporation, Inc. (“Affinity”), a company that acquired American Partners Bank in January 2008 and subsequently changed its name to Waterfield Bank. Waterfield Bank was shut down in March 2010 by the FDIC for, among other things, a significant decline in value and liquidity of its non-agency collateralized mortgage obligation securities, and the write-down of assets in December 2009, resulting from purchase accounting adjustments recorded after its acquisition by Affinity. We note that two additional causes of Waterfield Bank’s failure cited by the Audit Report released by the Office of Inspector General, Department of Treasury, dated July 14, 2011, included (i) the poor financial condition of Affinity and its wholly owned subsidiaries, Waterfield Financial Services and Waterfield Technologies, Inc., and (ii) Affinity’s high risk business plan for the Waterfield Bank and unstable funding structure.

•	J. Randall Waterfield sued his own mother claiming fraud over a family trust account.

•	David Sandberg has been sued by a company alleging he engaged in numerous violations of federal securities laws in making purchases of the company’s common stock.

•

J. Randall Waterfield and David Sandberg regularly team up to seize control of company boards and have served on 3 boards together already. Given these facts, including their history of extensive litigation, we believe it is very risky for Digirad stockholders to vote for any of the Red Oak nominees.

DO NO LET RED OAK TAKE CONTROL OF YOUR COMPANY WITHOUT PAYING YOU FOR IT

Despite making statements that it has been one of Digirad’s large shareholders for the better part of the past 4 1/2 years, based on Red Oak’s own public filings, it appears Red Oak first acquired Digirad stock on October 5, 2011. We note that when Red Oak notified us in November 2011 of its intent to seek control of the Board at our 2012 annual meeting of stockholders, it owned only 2,000 shares, constituting less than 0.01% of our outstanding stock. Not until March 2013 did Red Oak finally disclose an ownership of just over 5% of the Company, which we believe was late by several months based on Red Oak’s disclosure. If we are correct, then Red Oak violated U.S. securities laws, since it appears that Red Oak reached 5% in January 2013, months prior to its disclosure in March 2013.

Red Oak’s true motive to obtain control, without having to pay a premium for such control, became obvious to us when it refused to accept three (3) board seats in early 2012, and its decision to run a five person board slate at the 2013 Annual Meeting.

Unlike Red Oak’s nominees, every member of your Board is entirely committed to enhancing value for all shareholders. Our commitment to serving your interests is why we recently added four highly-qualified directors to the Board, have implemented numerous corporate governance measures requested by stockholders, and why we sought to reach a resolution with dissidents, in order to avoid this costly, disruptive and unnecessary proxy fight.

WE URGE YOU TO VOTE FOR DIGIRAD’S NOMINEES BY VOTING THE WHITE PROXY CARD TODAY

Remember, only your last dated proxy will count. If you have already voted using a blue proxy card sent to you by Red Oak, you can revoke it by using the WHITE proxy card to vote by telephone or by Internet.

The 2013 Annual Meeting is Just Days Away. We Encourage You to Vote the

WHITE Proxy Card Promptly—by Telephone or by Internet.

Stockholders who have questions or need assistance voting their shares should contact InvestorCom, Inc., which is assisting Digirad in connection with the 2013 Annual Meeting, at the numbers set forth below.

InvestorCom, Inc.

Stockholders Call Toll Free: 877-972-0090

Banks and Brokers Call Collect: 203-972-9300

IMPORTANT

We urge you NOT to vote using any Blue proxy card sent to you by Red Oak.